Exhibit 99.1

Haymaker Acquisition Corp. III Announces Pricing of $300 Million Initial Public Offering

NEW YORK, March 01, 2021 (GLOBE NEWSWIRE) — Haymaker Acquisition Corp. III (the “Company”) today announced the pricing of its initial public offering of 30,000,000 units at a price of $10.00 per unit. The units will be listed on the NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “HYACU” beginning on March 2, 2021. Each unit consists of one share of Class A common stock and one-fourth of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NASDAQ under the symbols “HYAC” and “HYACW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to acquire and operate a business in the consumer and consumer-related products and services industries. The Company is led by Chief Executive Officer and Executive Chairman Steven J. Heyer, President Andrew R. Heyer, and Chief Financial Officer Christopher Bradley.

Citigroup and Cantor Fitzgerald & Co. are acting as bookrunners and representatives of the underwriters of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Citigroup, Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146; or from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022, or by email: prospectus@cantor.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 1, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

HaymakerIII@icrinc.com